SECOND AMENDMENT TO AMENDED AND RESTATED
                          CREDIT AND SECURITY AGREEMENT

         This Second Amendment to the Amended and Restated Credit and Security Agreement ("Second Amendment") is dated effective July 31, 1997, and is by and between the following identified parties:

         Featherlite Mfg., Inc., a corporation duly organized and validly existing under the laws of the State of Minnesota, with its principal place of business at Hwy. 63 & 9, Cresco, Iowa 52136 ("Borrower");

         Conrad Clement, Larry Clement, Kathy Clement, residents of Iowa, and Tracy Clement and Nancy Clement, residents of Minnesota (the "Clements"); and

         Firstar Bank Iowa, N.A., a national banking institution ("Bank").

                                    RECITALS

     A. Borrower, Clements and Bank entered into an Amended and Restated Credit and Security Agreement dated as of December 30, 1996 ("Restated Agreement"), which was amended by a First Amendment dated June 18, 1997.

     B. Borrower has requested that the Bank review and extend the revolving line of credit to amend certain terms and conditions in the Restated Agreement, and waive certain financial covenants.

     C. Bank is willing to grant the request subject to the terms of this Second Amendment.

     The parties agree:

     1. Amend Definitions and Accounting. Section 1, Definitions and Accounting, is amended to modify the following definitions:

                  "Borrowing Base" means an amount equal to the sum of 80 percent of Eligible Receivables of Borrower outstanding from time to time applicable thereto plus 65 percent of Eligible Finished Inventory of Borrower and 65 percent of Eligible Raw Material Inventory of Borrower as Bank shall deem acceptable. Such Borrowing Base shall be determined by submission of a monthly Accounts Receivable and Loan Reconciliation Certificate by the end of each month, accurate to the first of such month.

and to add the following new definitions:

                  "Eligible Raw Material Inventory" means raw materials purchased by Borrower which has not been processed by Borrower valued at the lower of cost or market value on a "first in-first out" basis which is acceptable to Bank, in its sole discretion.

                  "Eligible Finished Inventory" means finished trailers, ready for sale, which are owned by Borrower and located at Borrower's facilities, valued at the lower of cost or market value on a "first in-first out" basis which is acceptable to Bank, in its sole discretion and excludes inventory that is slow moving or obsolete (as determined by the Bank in its sole discretion).

     2. Amendment to Revolver. Section 5(a) of Revolving Line of Credit and Payment Provisions, is amended to read as follows:

          a) Borrowing. Subject to the terms and conditions of this Restated Agreement, the Bank shall, in its sole discretion, make loans (each a "Revolving Loan") to the Borrower in such amounts as the Borrower may from time to time request in increments of at least $50,000 and at such intervals as the Bank may from time to time determine, provided that the aggregate principal amount of Revolving Loans outstanding hereunder, together with the principal amount of such Revolving Loan requested, shall not exceed the Borrowing Limit, less the aggregate face amount of any outstanding letters of credit issued by Bank on behalf of Borrower.

     3. Letters of Credit. A new Section 5A dealing with Letters of Credit is added after Section 5 as follows:

                  5A. (a) Letters of Credit. Bank agrees to issue letters of credit for the account of Borrower from time to time until the Termination Date in such amounts as Borrower shall request, provided no letter of credit will be issued in any amount which, after giving effect to such issuance, would cause the aggregate principal amount of Revolving Loans plus the face amount of any outstanding letter of credit to exceed the Borrowing Limit. Each request for a letter of credit shall be made by the Borrower in writing on the Bank's letter of credit application and reimbursement agreement form. The Bank shall charge its reasonable and customary fees for such letters of credit (which shall be shared prorate with any bank participating in this credit facility).

                  (b) Agreement to Repay Letter of Credit Drawings. If the Bank has received documents that it determines are satisfactory to draw under a Letter of Credit, Borrower shall reimburse the Bank immediately in an amount equal to the amount of such drawing. If Borrower fails to reimburse Bank immediately, Bank is authorized by Borrower to draw on the Revolving Line of Credit in an amount sufficient to cover the deficiency, which draw shall be treated as a loan under the Revolving Line of Credit.

     4. Amended Negative Covenant. Section 9, Negative Covenants subpart (b)(iv) is amended to allow $5,000,000 in floor plan financing for the Vantare division.

     5. Amended Financial Covenant. Section 11, Financial Covenants of Borrower, as follows:

          a) Minimum Working Capital. Maintain at all times an excess of current assets over current liabilities of not less than $8,000,000.

          b) Minimum Tangible Net Worth. Maintain at all times as Tangible Net Worth of not less than $17,500,000.

          c) Capital Expenditures. Refrain from making expenditures for fixed or capital assets which would cause the aggregate of all such expenditures made by Borrower to exceed $4,000,000 for fiscal year ending 1997 and $2,000,000 for fiscal year ending 1998.

          d) Current Ratio. Maintain at all times a ratio of current assets to current liabilities of not less than 1.5 to 1.

          e) Leverage Ratio. Maintain at all times a ratio of total liabilities to Tangible Net Worth of not greater than 2.5 to 1.

          f) Cash Flow/Debt Service. Maintain a ratio of 1.5 to 1 measured on a year to date actual basis of Operating Cash Flow to Total Debt Service and as of September 30, 1997 and quarterly thereafter, maintain a ratio of 1.5 to 1 measured on a trailing four-quarter average basis.

     6. Representations and Warranties. All the representations and warranties of Borrower as set forth in the Restated Agreement are true and correct in all material respects as of the date of this Second Amendment.

     7. Acknowledgment of Receipt. By their execution of this Second Amendment, the parties acknowledge receipt of a copy of this document.

     8. Savings. All other terms and conditions of the Restated Agreement, not specifically modified by this Second Amendment, shall remain in full force and effect.

     9. Representation. The Borrower represents that no Event of Default has occurred and is continuing under the Restated Agreement, as amended, and no event or circumstance has occurred and is continuing that, with the giving of notice, the passage of time, or both, would constitute an Event of Default under the Restated Agreement, as amended. Further, the Borrower represents that the representations and warranties as contained in the Restated Agreement, as amended, continue to be true.

     10. Counterparts. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AMENDMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN AGREEMENT (EXCEPT THE RESTATED AGREEMENT AS PREVIOUSLY AMENDED AND DOCUMENTS REFERRED TO IN THE RESTATED AGREEMENT AS PREVIOUSLY AMENDED) MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

                                   FEATHERLITE MFG., INC.


                                   BY:
                                       Conrad Clement, President


                                   BY:
                                     Tracy J. Clement, Executive Vice President


                                   FIRSTAR BANK IOWA, N.A.


                                   BY:
                                      Mitch McElree, Vice President